Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

We consent to the incorporation by reference in this Alliant Energy Corporation Annual Report on Form U5S to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our reports dated March 18, 2003, included in the combined Annual Report on Form 10-K to the Securities and Exchange Commission of Alliant Energy Corporation and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in 2000 and 2001 in its method of accounting for derivative instruments), Interstate Power and Light Company and subsidiaries, and Wisconsin Power and Light Company and subsidiaries for the year ended December 31, 2002.



By: /s/ Deloitte & Touche LLP
    -------------------------
Deloitte & Touche LLP
Milwaukee, Wisconsin

April 29, 2003